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FIRST COMMONWEALTH FINANCIAL CORPORATION

Exhibit 23.2 - CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS








        We consent to incorporation by reference in the registration statement (Form S-8 No. 33-55687) of First Commonwealth Financial Corporation of our report dated February 17, 1999, relating to the consolidated balance sheets of Southwest National Corporation and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report is included in the December 31, 1998, annual report on Form 10-K of First Commonwealth Financial
Corporation.






                                                    /S/KPMG Peat Marwick LLP

Pittsburgh, Pennsylvania
March 26, 1999